SBS TECHNOLOGIES, INC. AND SUBSIDIARIES
                         COMPUTATION OF PER-SHARE INCOME
                              TREASURY STOCK METHOD
                            AS MODIFIED FOR 20% TEST

                                                 Period ended March 31, 1996
                                                 ---------------------------
                                                  Nine Months   Three Months
                                                 ---------------------------
Proceeds upon exercise of options
     and warrants outstanding
       (1,262,806 shares at a weighted average
          exercise price of $4.894)               $  6,180,173     6,180,173
                                                  ============  ============

Weighted average number of shares outstanding        2,987,398     3,046,044
Issued shares - exercise of options and warrants     1,262,806     1,262,806
Shares assumed to be repurchased with proceeds from
  exercise subject to 20% of average shares
  outstanding maximum                                 (597,480)     (609,209)
                                                  ------------  ------------

Total common and common equivalent shares            3,652,724     3,699,641
                                                  ============   ===========

Net income for the year                           $  2,464,840       966,239
Add:  After-tax reduction in interest expense
        from the assumed repayment of debt              80,942(1)     15,578(2)
                                                  ------------   -----------
Adjusted net income                               $  2,545,782       981,817
                                                  ============   ===========

Total common and common equivalent shares            3,652,724     3,699,641
                                                  ============   ===========

Income per common and common equivalent shares    $    0.70          0.26
                                                  ============   ===========


Income adjustment:

   Proceeds upon exercise                         $  3,180,173     6,180,173
   Price of shares assumed repurchased:
     Number of shares                                  597,480       609,209
     Average market value based on average
     monthly market close information as
     published by NASDAQ                                 7.835         8.724
                                                  ------------   -----------
                                                     4,681,253     5,314,738
                                                  ------------   -----------
   Repayment of debt                                 1,498,920       865,435
   Interest Rate (estimated average interest rate
      on debt for year)                                    12%           12%
   After tax effect (1 - 40%)                              60%           60%
   Portion of year                                         75%           25%
                                                  ------------   -----------
                                                  $     80,942(1)     15,578(2)
                                                  ============   ===========